Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-257272) and related proxy statement/prospectus of Enveric Biosciences, Inc. for the registration of shares of common stock of Enveric Biosciences, Inc. and to the inclusion therein of our report dated September 29, 2020 with respect to our audit of the consolidated financial statements of MagicMed Industries Inc. as at June 30, 2020 and for the period from incorporation May 26, 2020 to June 30, 2020, which report appears in the related proxy statement/prospectus, which is part of this Registration Statement.

Zeifmans LLP Chartered Professional Accountants

Toronto, Ontario, Canada

August 3, 2021